Exhibit 99.1

OneSpan Reports Results for Fourth Quarter 2021 and Full Year 2021

Fourth Quarter Financial Results

●	Q4 Total revenue grew 12% year-over-year to $59.2 million
●	Q4 Recurring revenue grew 4% year-over-year to $31.6 million[1]
●	Q4 Annual Recurring Revenue (ARR) grew 20% year-over-year to $125.0 million[2]
●	Q4 Dollar-based net expansion (DBNE) of 115%[3]
●	Q4 GAAP net loss of $13.8 million
●	Q4 Adjusted EBITDA of $(0.6) million[4]
●	Q4 GAAP loss per diluted share of $0.35; Q4 Non-GAAP loss per diluted share of $0.24[4]

Full Year Financial Results

●	FY Total revenue declined 1% year-over-year to $214.5 million
●	FY Recurring revenue grew 18% year-over-year to $119.8 million[1]
●	FY GAAP net loss of $30.6 million
●	FY Adjusted EBITDA of $(5.1) million[4]
●	FY GAAP loss per diluted share of $0.77; FY Non-GAAP loss per diluted share of $0.41[4]

CHICAGO, February 22, 2022 – OneSpan Inc. (NASDAQ: OSPN), a global leader in identity verification and e-signatures today reported financial results for the fourth quarter and year ended December 31, 2021.

“We are pleased with the strong momentum we finished the year with – exceeding our expectations for revenue, ARR and adjusted EBITDA,” stated OneSpan CEO, Matt Moynahan. “As I look ahead to 2022, I am encouraged by the strength in our solutions and market position, as well as the potential to enhance our operations and go-to-market strategy. We are making significant progress on our long-term strategic plan and I look forward to discussing opportunities for both growth and shareholder value creation at our upcoming investor day in the second quarter.”

Fourth Quarter and Full Year 2021 Financial Highlights

●	Revenue for the fourth quarter of 2021 was $59.2 million, an increase of 12% from $52.9 million for the fourth quarter of 2020. Revenue for the year ended 2021 was $214.5 million, a decrease of 1% from $215.7 million for the year ended 2020.
●	Gross profit for the fourth quarter of 2021 was $37.5 million and $142.9 million for the year ended 2021. Gross profit for the fourth quarter of 2020 was $38.2 million and $148.1 million for the year ended 2020. Gross margin for the fourth quarter of 2021 was 63% and for the year ended 2021 was 67%. Gross margin for the fourth quarter of 2020 was 72% and for the year ended 2020 was 69%.
●	GAAP operating loss for the fourth quarter of 2021 was $6.0 million, and for the year ended 2021 was $26.1 million. GAAP operating loss for the fourth quarter of 2020 was $2.0 million, and for the year ended 2020 was $5.3 million.
●	The income tax provision for the fourth quarter of 2021 was $6.8 million compared to $0.3 million for the fourth quarter of 2020. The income tax provision for the year ended 2021 was $4.4 million compared to $2.0 million for the year ended 2020. Higher expense for both the fourth quarter and year ended 2021 was primarily attributable to an increase in the valuation allowance recorded on U.S. deferred tax assets.
●	GAAP net loss for the fourth quarter of 2021 was $13.8 million, or $0.35 per share, and $30.6 million, or $0.77 per share for the year ended 2021. GAAP net loss for the fourth quarter of 2020 was $1.8 million, or $0.04 per share. GAAP net loss for the year ended 2020 was $5.5 million, or $0.14 per share.
●	Non-GAAP net income (loss) for the fourth quarter of 2021 was $(9.3) million or $(0.24) per diluted share, and for the year ended 2021 was $(16.2) million or $(0.41) per diluted share. Non-GAAP net income for the fourth quarter of 2020 was $1.4 million or $0.03 per diluted share, and for the year ended 2020 was $6.6 million, or $0.16 per diluted share.
●	Adjusted EBITDA for the fourth quarter of 2021 was $(0.6) million and for the year ended 2021 was $(5.1) million. Adjusted EBITDA for the fourth quarter of 2020 was $3.2 million, and for the year ended 2020 was $14.2 million.

●	Cash, cash equivalents and short-term investments at December 31, 2021 totaled $98.5 million compared to $97.8 million and $115.3 million at September 30, 2021 and December 31, 2020, respectively. During the year ended 2021, $7.5 million of shares were repurchased, compared to $5.0 million of share repurchases during the year ended 2020.

Outlook

For the Full Year 2022, OneSpan currently expects:

●	Revenue to meet or exceed full year 2021 revenue.

●	Adjusted EBITDA to be approximately break-even or higher.[5]

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, February 22, 2022, at 4:30 p.m. EST. During the conference call, Mr. Matthew Moynahan, CEO, and Mr. Jan Kees van Gaalen, interim CFO, will discuss OneSpan’s results for the fourth quarter and year ended 2021.

To access the conference call, dial 844-200-6205 for the U.S. or Canada and 1-929-526-1599 for international callers. The access code is 890773.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

1	Recurring revenue is comprised of subscription, term-based software licenses, and maintenance revenue.
2	ARR is calculated as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
3	DBNE is defined as the year-over-year growth in ARR from the same set of customers at the end of the prior year period.
4	An explanation of the use of non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below.

5	We are not providing a reconciliation to GAAP net income as the most directly comparable GAAP measure because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use, and the transactions they execute. OneSpan’s security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than half of the top 100 global banks and thousands of financial institutions around the world. Whether automating agreements with identity verification and e-signatures, reducing fraud using advanced analytics, or transparently securing financial transactions, OneSpan helps lower costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the potential benefits, performance and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our strategic plans regarding our portfolio, including acquisitions and dispositions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; the impact of the COVID-19 pandemic and actions taken to contain it; disruption in global transportation and supply chains; our ability to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio actions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of cybersecurity attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as those factors described in the “Risk Factors” section of our most recently filed Form 10-K. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020 (1.)	2021	2020 (1.)

Revenue
Product and license	$35,342	$29,093	$120,358	$132,986
Services and other	23,811	23,835	94,123	82,705
Total revenue	59,153	52,928	214,481	215,691

Cost of goods sold
Product and license	15,377	9,489	46,196	46,013
Services and other	6,309	5,224	25,350	21,619
Total cost of goods sold	21,686	14,713	71,546	67,632

Gross profit	37,467	38,215	142,935	148,059

Operating costs
Sales and marketing	16,092	15,680	62,730	56,663
Research and development	11,715	10,016	47,414	41,194
General and administrative	14,234	12,487	53,031	46,338
Amortization of intangible assets	1,385	2,073	5,888	9,122
Total operating costs	43,426	40,256	169,063	153,317

Operating loss	(5,959)	(2,041)	(26,128)	(5,258)

Interest income (expense), net	(3)	15	(1)	404
Other income (expense), net	(964)	547	(14)	1,434

Loss before income taxes	(6,926)	(1,479)	(26,143)	(3,420)
Provision for income taxes	6,847	277	4,441	2,035

Net loss	$(13,773)	$(1,756)	$(30,584)	$(5,455)

Net loss per share
Basic	$(0.35)	$(0.04)	$(0.77)	$(0.14)
Diluted	$(0.35)	$(0.04)	$(0.77)	$(0.14)

Weighted average common shares outstanding
Basic	39,458	39,990	39,614	40,035
Diluted	39,458	39,990	39,614	40,035

(1)	2020 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

OneSpan Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and equivalents	$63,380	$88,394
Short term investments	35,108	26,859
Accounts receivable, net of allowances of $1,419 in 2021 and $4,135 in 2020	56,612	57,537
Inventories, net	10,345	13,093
Prepaid expenses	7,594	7,837
Contract assets	4,694	7,202
Other current assets	9,356	6,256
Total current assets	187,089	207,178
Property and equipment, net	10,757	11,835
Operating lease right-of-use assets	9,197	11,356
Goodwill	96,174	97,552
Intangible assets, net of accumulated amortization	21,270	27,196
Deferred income taxes	3,786	7,030
Contract assets - non-current	195	1,877
Other assets	13,803	11,179
Total assets	$342,271	$375,203
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,204	$5,684
Deferred revenue	54,617	43,417
Accrued wages and payroll taxes	16,607	13,649
Short-term income taxes payable	1,103	2,618
Other accrued expenses	7,668	8,334
Deferred compensation	877	1,602
Total current liabilities	89,076	75,304
Long-term deferred revenue	9,125	11,730
Long-term lease liabilities	10,180	12,399
Other long-term liabilities	7,770	10,423
Long-term income taxes payable	5,054	6,095
Deferred income taxes	1,286	1,912
Total liabilities	122,491	117,863
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,593 and 40,353 shares issued; 40,001 and 40,103 shares outstanding at December 31, 2021 and December 31, 2020, respectively	40	40
Additional paid-in capital	100,250	98,819
Treasury stock, at cost, 592 and 250 shares outstanding at December 31, 2021 and December 31, 2020, respectively	(12,501)	(5,030)
Retained earnings	143,173	173,731
Accumulated other comprehensive loss	(11,182)	(10,220)
Total stockholders' equity	219,780	257,340
Total liabilities and stockholders' equity	$342,271	$375,203

OneSpan Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Twelve months ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss from operations	$(30,584)	$(5,455)
Adjustments to reconcile net loss from operations to net cash provided by (used in) operations:
Depreciation and amortization of intangible assets	8,926	12,003
Loss on disposal of assets	13	118
Deferred tax benefit	2,823	(1,487)
Stock-based compensation	4,354	4,740
Changes in operating assets and liabilities:
Accounts receivable, net	2,047	5,181
Allowance for doubtful accounts	(2,705)	1,611
Inventories, net	2,209	6,725
Contract assets	3,787	(191)
Accounts payable	2,716	(5,237)
Income taxes payable	(2,525)	(5,642)
Accrued expenses	3,089	(3,124)
Deferred compensation	(725)	574
Deferred revenue	9,713	8,342
Other assets and liabilities	(5,883)	(3,236)
Net cash provided by (used in) operating activities	(2,745)	14,922

Cash flows from investing activities:
Purchase of short term investments	(59,925)	(34,060)
Maturities of short term investments	51,149	32,630
Additions to property and equipment	(2,169)	(3,101)
Additions to intangible assets	(35)	(133)
Net cash used in investing activities	(10,980)	(4,664)

Cash flows from financing activities:
Repurchase of common stock	(7,471)	(5,030)
Tax payments for restricted stock issuances	(2,923)	(2,030)
Net cash used in financing activities	(10,394)	(7,060)

Effect of exchange rate changes on cash	(895)	914

Net increase (decrease) in cash	(25,014)	4,112
Cash, cash equivalents, and restricted cash, beginning of period	89,241	85,129
Cash, cash equivalents, and restricted cash, end of period	$64,227	$89,241

Revenue by major products and services (in thousands, unaudited):

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Hardware	$24,474	$16,236	$79,501	$81,849
Term-based software licenses	8,785	8,132	30,294	24,602
Perpetual software licenses	2,083	4,725	10,563	26,535
Product and license	$35,342	$29,093	$120,358	$132,986

Subscription	9,787	8,502	38,213	27,788
Professional services	1,039	1,589	4,634	5,689
Maintenance, support, and other	12,985	13,744	51,276	49,228
Services and other	$23,811	$23,835	$94,123	$82,705

Total revenue	$59,153	$52,928	$214,481	$215,691

Recurring Revenue (in thousands, unaudited):

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Subscription	$9,787	$8,502	$38,213	$27,788
Term-based software licenses	8,785	8,132	30,294	24,602
Maintenance, support, and other	12,985	13,744	51,276	49,228
Total Recurring Revenue	$31,557	$30,378	$119,783	$101,618

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates in comparison to our historical operating results.

These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful within the context described below, they are in fact incomplete and are not measures that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to stockholders as a return on their investment. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(13,773)	$(1,756)	$(30,584)	$(5,455)
Interest income (expense), net	3	(15)	1	(404)
Provision (benefit) for income taxes	6,847	277	4,441	2,035
Depreciation and amortization of intangible assets	2,166	2,810	8,926	12,003
Long-term incentive compensation	1,581	1,840	5,202	6,001
Non-recurring items (1)	2,618	—	6,951	—
Adjusted EBITDA	$(558)	$3,156	$(5,063)	$14,180

(1) Non-recurring items include $2.6 million and $3.5 million of outside services costs associated with our strategic action plan for the three months and twelve months ended December 31, 2021, respectively. For the twelve months ended December 31, 2021 Non-recurring items also include $2.8 million of outside service costs related to the proxy contest for the twelve months ended December 31, 2021 and the related $0.7 million settlement with Legion Partners Holdings, LLC.

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance, and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods that have significant adjustments to the accruals in the period that relate to a longer period of time, which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock unit grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss	$(13,773)	$(1,756)	$(30,584)	$(5,455)
Long-term incentive compensation	1,581	1,840	5,202	6,001
Amortization of intangible assets	1,385	2,073	5,888	9,122
Non-recurring items (1)	2,618	—	6,951	—
Tax impact of adjustments (2)	(1,117)	(783)	(3,608)	(3,025)
Non-GAAP net income (loss)	$(9,306)	$1,374	$(16,151)	$6,643

Non-GAAP net income (loss) per share	$(0.24)	$0.03	$(0.41)	$0.16

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	39,458	40,283	39,614	40,294

(1) Non-recurring items include $2.6 million and $3.5 million of outside services costs associated with our strategic action plan for the three months and twelve months ended December 31, 2021, respectively. For the twelve months ended December 31, 2021 Non-recurring items also include $2.8 million of outside service costs related to the proxy contest for the twelve months ended December 31, 2021 and the related $0.7 million settlement with Legion Partners Holdings, LLC.
(2) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Revision of Prior Period Financial Statements

The Company identified immaterial errors related to certain costs directly attributable to the production and distribution of hardware products. The costs were not properly categorized in certain prior periods, which resulted in an understatement of product and license cost of goods sold and an overstatement of sales and marketing expense.

We evaluated the aggregate effects of the errors to our previously issued financial statements in accordance with SEC Staff Accounting Bulletins No. 99 and No. 108 and, based upon quantitative and qualitative factors, determined that the errors were not material to the previously issued financial statements and disclosures included in our Annual Reports on Form 10-K for the years ended December 31, 2020 and 2019, or for any quarterly periods included therein or through our Quarterly Report on Form 10-Q and Current Report on Form 8-K for the quarterly periods ended September 30, 2021, June 30, 2021, and March 31, 2021. Additional information around the prior period adjustments is available in the notes to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

To correct these immaterial errors related to prior periods, the company adjusted the prior period product and license cost of goods sold and sales and marketing expense in this earnings press release and expects to adjust the prior period amounts in future filings with the SEC.

The following table tables present the effects of the aforementioned revisions on our consolidated statement of operations for the year ended December 31, 2020.

	Three Months Ended December 31, 2020			Twelve Months Ended December 31, 2020
in thousands	As Previously Reported	Adjustments	As Revised	As Previously Reported	Adjustments	As Revised
Cost of goods sold
Product and license	$8,442	$1,047	$9,489	$41,820	$4,193	$46,013
Total cost of goods sold	13,666	1,047	14,713	63,439	4,193	67,632

Gross profit	39,262	(1,047)	38,215	152,252	(4,193)	148,059

Operating costs
Sales and marketing	16,727	(1,047)	15,680	60,856	(4,193)	56,663
Total operating costs	41,303	(1,047)	40,256	157,510	(4,193)	153,317

Copyright© 2022 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:

Joe Maxa
Vice President of Investor Relations

+1-312-766-4009
joe.maxa@onespan.com